EXHIBIT 99.1

April 26, 2017
DTE Energy reports first quarter 2017 results

•	Company manages largest storm in its history

•	Company begins commercial operation of 50MW Pinnebog wind park

•	MDOT partnership lights up Michigan freeways, bridges with 13,000 LED lights, saving taxpayers $2 million annually beginning in 2017

•	Company earns fifth consecutive Gallup award for workplace excellence

DETROIT - DTE Energy (NYSE: DTE) today reported first quarter 2017 earnings of $400 million, or $2.23 per diluted share, compared with $247 million, or $1.37 per diluted share in 2016. Reported earnings were higher driven in large part by DTE Energy’s businesses outside of its utilities. The combined reported earnings at the utilities were flat.

Operating earnings for the first quarter 2017 were $322 million, or $1.79 per diluted share, compared with 2016 operating earnings of $274 million, or $1.52 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations and are reconciled to Reported earnings, prepared in accordance with generally accepted accounting principles (GAAP), at the end of this news release.

The company experienced the largest weather event in its more than 100-year history in early March when unseasonably warm temperatures combined with sustained tropical storm force winds gusting to 70 mph pounded Michigan for 12 hours. With 800,000 customers impacted, thousands of DTE employees along with out-of-state crews from seven states worked around the clock to restore customers.

“Given the size of this wind storm, I couldn’t be more proud of our employees and the out-of-state crews who worked so hard to restore power to our customers. We will continue to make investments to strengthen and automate our system to prevent future outages and improve the speed of our restoration efforts for customers,” said Gerry Anderson, DTE chairman and CEO.

Anderson also noted the following recent company accomplishments:

•
DTE began commercial operation of its 50 megawatt Pinnebog Wind Park in Huron County, generating enough energy to power 22,000 homes. This brings the number of DTE owned or operated wind parks to 13 across Michigan. This year, the company will finish work on a $100 million solar project in Lapeer, which is the largest utility owned array in Michigan. Once this project is completed, DTE Energy's entire renewable energy portfolio, including solar, wind and biomass, will be large enough to power 450,000 homes, or a city more than four times the size of Ann Arbor, Michigan.

•
DTE Energy partnered with the Michigan Department of Transportation (MDOT) to re-light Michigan roads. The six-month project involved DTE installing more than 13,000 LED lights above Michigan freeways and overpasses. The lighting upgrade is expected to save MDOT and Michigan residents an estimated $2 million in energy costs annually beginning this year.

•
DTE Energy customers will see the cost of natural gas drop nearly 9 percent in their April gas bills due to the downward trend of natural gas prices. Over the past 10 years, residential customers’ overall natural gas bills have dropped by 27 percent, or about $300 annually, as the cost for the natural gas DTE buys has declined.

•
In 2016, DTE Energy gas crews replaced 140 miles of cast iron gas lines with new polyethylene lines. We are on track to meet this goal again in 2017. In total, the effort, which enhances the company’s natural gas infrastructure by increasing reliability, employs more than 300 people, either at DTE or in other Michigan-based companies.

•
DTE was recognized again by the Gallup organization as a Gallup Great Workplace for the fifth consecutive year. This award is given to only a handful of companies worldwide for their extraordinary ability to create a highly engaged workplace culture. DTE remains the only utility company ever recognized by the Gallup organization.

Outlook for 2017

DTE reiterated its 2017 operating earnings per share guidance of $5.15 - $5.46.

"While our winter was warmer than expected and we experienced a historic wind storm, our continued focus on operational cost savings will allow us to achieve our financial goals and improve service levels for our customers,” said Peter Oleksiak, DTE Energy senior vice president and CFO.

This earnings announcement and the presentation slides are available at www.dteenergy.com/investors.

DTE Energy plans to conduct a conference call with the investment community hosted by Anderson at 9 a.m. ET today to discuss first quarter 2017 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are U.S. and Canada toll free: (888) 505-4377 or International toll: (719) 325-2390. The passcode is 9327084. The webcast will be archived on the DTE Energy website at www.dteenergy.com/investors. An audio replay of the call will be available from noon today to May 10, 2017. To access the replay, dial US and Canada toll free (888) 203-1112 or International toll (719) 457-0820 and enter passcode 9327084.

About DTE Energy
DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.2 million customers in Southeastern Michigan and a natural gas utility serving 1.3 million customers in Michigan. The DTE Energy portfolio includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2017 operating earnings guidance. It is likely that certain items that impact the company's 2017 reported results will be excluded from operating results. Reconciliations to the comparable 2017 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items (i.e. future non-recurring items, certain mark-to-market movements and discontinued operations). These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors impact forward-looking statements including, but not limited to, the following: impact of regulation by the EPA, the FERC, the MPSC, the NRC, and for DTE Energy, the CFTC, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and, for DTE Energy, natural gas; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power, and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues related to DTE Energy; impact of volatility of prices in the oil and gas markets on DTE Energy's gas storage and pipelines operations; impact of volatility in prices in the international steel markets on DTE Energy's power and industrial projects operations; volatility in commodity markets, deviations in weather, and related risks impacting the results of DTE Energy's energy trading operations; changes in the financial condition of DTE Energy's significant customers and strategic partners; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for increased costs or delays in completion of significant capital projects; changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, cyber crime and terrorism; employee relations and the impact of collective bargaining agreements; the risk of a major safety incident at an electric distribution or generation facility and, for DTE Energy, a gas storage, transmission, or distribution facility; the availability, cost, coverage, and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues; contract disputes, binding arbitration, litigation, and related appeals; implementation of new information systems; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the Forward-Looking Statements section of the joint DTE Energy and DTE Electric 2016 Form 10-K and 2017 Form 10-Q (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.

For further information, members of the media may call:
Stephanie Beres, DTE Energy, 313.235.5555

Analysts, for further information call:
Barbara Tuckfield, DTE Energy, 313. 235.1018
Joyce Leslie, DTE Energy, 313.235.3209

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(In millions, except per share amounts)
Operating Revenues
Utility operations	$1,718	$1,664
Non-utility operations	1,518	902
	3,236	2,566

Operating Expenses
Fuel, purchased power, and gas — utility	529	565
Fuel, purchased power, and gas — non-utility	1,180	776
Operation and maintenance	600	516
Depreciation and amortization	249	229
Taxes other than income	109	99
	2,667	2,185
Operating Income	569	381

Other (Income) and Deductions
Interest expense	125	113
Interest income	(3)	(11)
Other income	(64)	(52)
Other expenses	7	8
	65	58
Income Before Income Taxes	504	323

Income Tax Expense	110	83

Net Income	394	240

Less: Net Loss Attributable to Noncontrolling Interests	(6)	(7)

Net Income Attributable to DTE Energy Company	$400	$247

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$2.23	$1.38

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$2.23	$1.37

Weighted Average Common Shares Outstanding
Basic	179	179
Diluted	179	180
Dividends Declared per Common Share	$0.825	$0.73

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31,
	2017				2016
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings
	(In millions)
DTE Electric	$106	$—		$106	$127	$—		$127

DTE Gas	107	—		107	87	—		87

Non-utility operations
Gas Storage and Pipelines	45	—		45	30	—		30

Power and Industrial Projects	30	—		30	17	4	B	21

Energy Trading	96	(78)	A	18	(7)	23	A	16

Total Non-utility operations	171	(78)		93	40	27		67

Corporate and Other	16	—		16	(7)	—		(7)

Net Income Attributable to DTE Energy Company	$400	$(78)		$322	$247	$27		$274

Adjustments key
A) Certain adjustments resulting from derivatives being marked-to-market without revaluing the underlying non-derivative contracts and assets — recorded in Operating Expenses — Fuel, purchased power, and gas — non-utility (net of tax of $50M in 2017 and $15M in 2016)

B) Closure of Shenango coke battery due to impacts from downturn in North American steel industry — recorded in Operating Expenses — Asset (gains) losses and impairments (net of tax $2M)

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31,
	2017				2016
	Reported Earnings	Adjustments(1)		Operating Earnings	Reported Earnings	Adjustments(1)		Operating Earnings

DTE Electric	$0.59	$—		$0.59	$0.71	$—		$0.71

DTE Gas	0.60	—		0.60	0.48	—		0.48

Non-utility operations
Gas Storage and Pipelines	0.25	—		0.25	0.17	—		0.17

Power and Industrial Projects	0.17	—		0.17	0.09	0.02	B	0.11

Energy Trading	0.53	(0.44)	A	0.09	(0.04)	0.13	A	0.09

Total Non-utility operations	0.95	(0.44)		0.51	0.22	0.15		0.37

Corporate and Other	0.09	—		0.09	(0.04)	—		(0.04)

Net Income Attributable to DTE Energy Company	$2.23	$(0.44)		$1.79	$1.37	$0.15		$1.52

(1) Per share amounts for the adjustments are based on the after-tax effect for each item, divided by the diluted weighted average common shares outstanding, as noted on the Consolidated Statements of Operations (Unaudited)

Adjustments key — see previous page